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SCHEDULE 14A
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POLARIS ACQUISITION CORP. (“POLARIS”) HAS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A PRELIMINARY PROXY STATEMENT IN CONNECTION WITH THE PROPOSED MERGER AND INTENDS TO MAIL A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO POLARIS STOCKHOLDERS. STOCKHOLDERS OF POLARIS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, POLARIS’ DEFINITIVE PROXY STATEMENT IN CONNECTION WITH POLARIS’ SOLICITATION OF PROXIES FOR THE SPECIAL MEETING TO BE HELD TO APPROVE THE PROPOSED TRANSACTION BECAUSE THESE PROXY STATEMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT HUGHES TELEMATICS, INC. (“HTI”), POLARIS AND THE PROPOSED TRANSACTION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE PROPOSED TRANSACTION. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS, WITHOUT CHARGE, ONCE AVAILABLE, AT THE SEC’S INTERNET SITE AT http://www.sec.gov. POLARIS AND ITS DIRECTORS AND OFFICERS MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM POLARIS’ STOCKHOLDERS. A LIST OF THE NAMES OF THOSE DIRECTORS AND OFFICERS AND DESCRIPTIONS OF THEIR INTERESTS IN POLARIS IS CONTAINED IN POLARIS’ PROSPECTUS DATED JANUARY 11, 2008, WHICH IS FILED WITH THE SEC, AND WILL ALSO BE CONTAINED IN POLARIS’ PROXY STATEMENT WHEN IT BECOMES AVAILABLE. POLARIS’ STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION ABOUT THE INTERESTS OF ITS DIRECTORS AND OFFICERS IN THE PROPOSED MERGER BY READING POLARIS’ PROXY STATEMENT AND OTHER MATERIALS TO BE FILED WITH THE SEC WHEN SUCH INFORMATION BECOMES AVAILABLE. NOTHING IN THIS SCHEDULE 14A OR THE EXHIBITS HERETO SHOULD BE CONSTRUED AS, OR IS INTENDED TO BE, A SOLICITATION FOR OR AN OFFER OF ANY SECURITIES OR INVESTMENT ADVISORY SERVICES.

The following is the transcript of a video interview made available on www.htipolaris.com on January 12, 2009.

Polaris Acquisition Corp. | Hughes Telematics Interview

[Music]

Jerry:

Hello, I'm Jerry Stone and today I'm speaking with Marc Byron the chairman and CEO of Polaris Acquisition Corporation and with Jeff Leddy the CEO of HUGHES Telematics. In June of this year, Polaris announced its planned merger with HUGHES Telematics. Hello gentlemen. It's nice to see you.

Jeff & Marc: Jerry:

Good afternoon.

Thanks for visiting with me today to discuss your pending merger and to answer some tough questions relative to the transaction. Before we get to those questions, can each of you give our audience a broad overview of your respective businesses, your basic business models, your goals and your outlooks? Mr. Byron of Polaris would you like to start?

Marc:

Sure, I'd be delighted. So Polaris is a special purpose acquisition corporation, better known as a SPAC. And what we did is we went to the public markets in January of this year, we raised $150 million dollars of cash. That cash sits in a trust and our job since then has been to identify a company to merge with to take advantage of the capital that we raised and to become a public entity.

About six months later we announced a merger with HUGHES Telematics. HUGHES Telematics by definition is a company that provides connectivity in and out of a car through sophisticated wireless communications. And then over that connectivity enables and allows a variety of services to be delivered in and out of the car and information to be delivered in and out of the car.

And there are a series of revenue streams which we'll get into in the discussion today of how that enabling technology and those related services then grow into very significant revenues over time. What we did is we announced our merger back in June, we've been working since that time to share our story with investors about the exciting dynamic global marketplace that is becoming automotive telematics. The fact is that we're at the very nascent stage of this booming industry and what a great position HUGHES Telematics sits in this industry and the opportunity for its growth going forward.

Jerry:	Thank you. And Mr. Leddy tell us a little bit about HUGHES Telematics.

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Jeff:

We created HUGHES Telematics two and a half years ago to fulfill a vision to create real time connectivity to the automobile. We started with a clean sheet of paper and have been able to develop a state of the art, robust, full system architecture providing end-to-end turnkey solutions to our car manufacturer partners. This allows us to offer a broad range of real time services to the vehicle. The cornerstone of that will be safety and security, very similar to the OnStar service, which is offered today on General Motors vehicles, and the Tele Aide service which is offered on Mercedes Benz vehicles.

We've been able to enhance that service offering by having a broadband connection function to the vehicle. So things such as infotainment, entertainment, real time diagnostics, predictive navigation with integrated traffic information and other convenient services such as Bluetooth Wi-Fi functionality are all now enabled in the vehicle. And again, this opens up a broad range of services we can offer not only to the consumer or the driver of the vehicle but also to the commercial fleet manager or commercial vehicle owner or to the car company themselves who have need for significant amounts of data which can be extracted out of the vehicle, the dealer networks, insurance companies and many other third party constituents that are associated with the vehicle.

Jerry:

Alright, excellent. Our questions today are going to cover several areas that our viewers we believe would be interested in, the viability of the business, the investment itself, the revenue and the valuation and the debt of the business. I wanna start with viability though. What are your major concerns relative to the viability of HUGHES Telematics, Jeff?

Jeff:

We're actually very comfortable with our viability. Today through our Networkfleet operation where we provide services to commercial fleet operators, we do over $30 million a year in revenue. That business is growing dramatically. We expect that growth to continue. That gives us a very solid base to work from. That operation is actually EBITDA positive at this point and we think we'll again improve its profitability significantly over the coming year or two.

In addition, we have a long-term relationship with Mercedes Benz; we'll be entering into service offerings at the end of 2009. That's a business which has a long track record called the Tele Aide service. So those provide a very stable base for the company to then grow into a much broader range of services I discussed earlier

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allowing us to achieve very significant revenue growth over the coming years.

Jerry: Marc:

Anything to add Mr. Byron?

Well I think the business model is totally viable and I think the market opportunity is totally viable if you believe that the car is going to become one of the next great bastions of becoming the connected node on the global network of communications. We do believe that. Jeff and his team believe that. We think many investors believe that. And so, therefore, if their car is going to become truly connected by way of these wireless infrastructure capabilities that are being deployed inside them by HUGHES, then the question becomes, how many car manufacturers are going to demand this capability to offer to its end users? And based on the conversations and extensive ones that Jeff and his team are having around the world with these various OEMs we think the demand side of the equation is excellent both mid-term and long-term as well as the short-term with the two contracts that HUGHES has secured thus far

Jerry:

Well let's explore that a little further then because as a result of the global economic turmoil there is – certainly there are some issues surrounding viability for all the parties involved in this transaction. Let's begin with that. I'll start with you Mr. Byron, a question from a 100,000 feet. Of all the potential companies that could use your roughly $140 million to boost their growth, how did you and your team decide to merge with Polaris with HUGHES Telematics?

Marc:

Tens of millions of automobiles will be bought over the course of the next decade or so. They will become enabled in terms of connectivity. And we believe HUGHES will garner its share of the market and win a number of – more contracts with OEMs and therefore we think given where the company is today and given the long-term prospects of the company in a large global marketplace, we think it makes for an exciting, a great and a compelling investment.

Jerry:	When you mentioned Chrysler as one of the car companies, obviously Chrysler is a major component of this business today. Mr. Leddy, what is the nature of your relationship with Chrysler at this point?

Jeff:

Well Chrysler is a great partner. We've had a contract with them for about a year and a half now and been working with them for a couple years, actually since our inception. Chrysler is a very technology savvy company; they're on the leading edge of

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providing the best technology in their vehicles. They recognize the value we can bring to their car buyers with the type of services and the systems that we can put in place.

So we're very comfortable with that relationship. They're - we work closely together on a day in, day out basis

Jerry:	And what is the impact to your business if Chrysler does not survive the current problems that they're facing today?

Jeff:

Well we have to define what survive means. Clearly today Chrysler historically anyway is built around two to two and a half million vehicles for the United States market per year. Those numbers are clearly down this year as it is for all auto manufacturers. But we do know that their cars are in demand by the U.S. consumer.

Marc:

If Chrysler doesn't survive and it literally goes out of business and those brands go out of business, we still have a very viable business. Chrysler is one of a number of OEMs around the world. We happen to have a contract with them today. It's an important contract for our business at the outset.

But again, we're looking at this business as a three, five, eight, ten year of growth development and scalable, scalability type application. So we plan on getting other OEMs as customers and the business and the product and the contracts with Mercedes all make this a very viable business going forward. And we do believe, and I wanna reiterate that we will be installing our product in Chrysler brands, you know, shortly and then for a long time thereafter.

Jerry:	Jeff, if Chrysler remains independent but scales back production, how does that impact your agreement and in particular your projections at HUGHES?

Jeff:

Clearly if the total number of cars they manufacture is reduced that does have a negative impact on our ability to generate revenue because we have less vehicles available to offer the services through.

However, there are many, many opportunities for us to replace that revenue with other car companies, which we're in dialogue with today and many other aspects for business, which presents a lot of upside opportunity.

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Jerry:	Marc, did your team look at financial scenarios without Chrysler involved?

Marc:

We did. We not only looked at scenarios without Chrysler involved we stress tested the models that HUGHES built, we built our own and then we stress tested them again. We've looked at this business in a multitude of ways discounting even the internal projections at HUGHES and making sure that the stress tests showed a valuation that justifies how we structured our current arrangement with HUGHES.

Jerry:	So Jeff when do you expect the first HUGHES equipped Chrysler car to come off the assembly line and how many units in the first production year?

Jeff:

Well as Marc indicated, we are on schedule to deliver our first product to Chrysler in the summer of 2009. This will be model year 2010. We'll be installed on one or two different model lines for Chrysler resulting in between 50 and 100,000 vehicles being installed in that first model year.

Subsequent to that, we'll be adding additional models in model year 2011, 12 and 13 to the point where we reach full installs across the entire Chrysler product line.

Jerry: Jeff:

And the same question regarding Mercedes Benz.

At Mercedes, we will begin providing service to them in November of 2009. That includes both supporting new installs as well as having the opportunity to provide services to existing Mercedes vehicles that had been previously installed with equipment that enables this type of service offering.

Jerry:	Great. Let's move on to discuss the investment. Could one of you give me a snapshot of the investment as it stands today, who your shareholders are, why this is a compelling investment, etc.?

Marc:

Sure. I'll start and then Jeff can follow up. The investment we think is a great investment for Polaris shareholders, for the HUGHES team, for management and for the investing community in general. As you know, we structured a deal to provide our SPAC cash to be merged into the company, which will be approximately $140 million net of the deal fees. Issuing – also additionally issuing 15 million shares of stock at the close of the transaction.

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Polaris Acquisition Corp. | Hughes Telematics Interview

In addition to those components of this deal there will be 59 million shares in an earnout available to HUGHES management that can be earned as certain stock prices are accomplished over time. And then the last component piece of this is that Polaris put one-third of its share allocation into that same earn out so that we are all aligned in terms of creating significant shareholder value going forward.

That's the structure of the deal. We think it's a great deal for a couple of reasons. Number one, we think that at the current valuation there – we've protected the shareholder in terms of downside risk by virtue of the two contracts with Mercedes and Chrysler that have been secured, the revenue visibility with those. And then the additional opportunities that are forthcoming with other automobile manufacturers as well as other third party constituents in addition to the existing Networkfleet business. Which as Jeff said before is a $30 plus million dollar revenue business and cash flow positive today.

And when you sum up all of the component parts of the various revenue streams of this business and the visibility and predictability of these revenues and the subsequent earnings, we feel that the investment is going to be a great one. It is not for everybody though because you have to have a bit of a time horizon to your investment cycle.

To answer the last piece of your question, our current shareholder base consists of some large institutional – large institutional hedge funds and large financial asset management firms that saw our story, liked our story and invested in our story and we're looking forward to adding other long-term value investors as the days, weeks and months unfold.

Jeff:

From the HUGHES Telematics perspective, our shareholder is a large private equity firm called Apollo Management. They've been a very, very important investor, strategic investor from the very beginning, very supportive. We are excited though about this transaction with Polaris, it not only brings additional capital to our organization but it brings some expertise from Marc and his team, particularly in the area of marketing activities which we think will be very beneficial to the organization's growth.

In addition the ability to move into the ranks of a public company we think will be very beneficial as we continue to grow our

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Polaris Acquisition Corp. | Hughes Telematics Interview

company and we expand our service offerings to other regions throughout the world.

Marc:

I would just button up this point by making a couple of comments. Number one, 100 percent of the cash that's going into this transaction is staying in the company as operating capital; nobody's taking any money off the table in this transaction. Number two, both Jeff and the rest of his management team, as well as their investor Apollo, have agreed to a two-year lock up of their shares and the Polaris team has agreed to a one-year lock up.

We are all aligned in creating a long-term successful business and we've created the deal structure and the earn out to be able to effectuate that type of outcome.

Jerry:	How would you modify your 2009 and 2010 projections based on the current climate? What assumptions have you changed internally and if you haven't changed any, why not?

Jeff:

Well we certainly recognize and appreciate the present economic environment and the challenges it brings with it. However, as I mentioned earlier, our business is firmly based in the – for the next two years on our Networkfleet business, which is doing very well. It's had a significant growth over the last two years. We expect that growth to continue even in this environment. They have a very, very attractive, exciting product for their particular customer base, which is commercial fleet management applications, very large market, virtually untapped at this phase of its evolution.

Also with our transition to the Mercedes Benz customers towards the end of 2009, that will bring additional revenue generation throughout the calendar year 2010. Again, this has been – a service offering has been in place for several years. We're very comfortable with that subscriber base and the opportunity to continue to generate revenues at those historical levels. So for the next two years we're very confident that we'll achieve our financial forecast.

Jerry:	Marc, how did Polaris get comfortable that HUGHES assumptions are reasonable and that Jeff and his team can deliver on the plan?

Marc:

The Polaris team is steeped in a very long history on an operating basis of recurring revenue customer service businesses. It was the very presentation we gave to the investment community as to why we were going to go do a SPAC and the type of company we were going to identify.

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Polaris Acquisition Corp. | Hughes Telematics Interview

So we are intimately familiar with the customer acquisition costs, lifetime values, ARPUs, churn rates and building very sophisticated analysis and models around how that all works. So we dove very deeply into Jeff's model and the team over there. We stress tested against our own models that we built reviewing each and every one of the assumptions. And then we calculated different cash flow multiples on those outputs and then discounted that back to determine value, valuation and our comfort level that they assumptions and the models that Jeff built were realistic and conservative in fact for the market opportunity.

Jerry:

Jeff, do you believe the cash that you're going to raise from this merger will be sufficient to implement your business plan, especially considering the general economic weaknesses or will you need to raise additional capital?

Jeff:

No, we're very confident with the capital we'll have access to as a result of this merger, $140 million, as Marc indicated earlier is more than adequate to meet our funding requirements. In fact, we should have a very strong balance sheet with excess cash available to us at the point in time which we reach cash flow break even.

Jerry:

Well clearly, the stock market and the IPO market have fallen apart since you announced this merger back in June. You need to sell $150 million of stock or $105 million with the maximum redemptions. Unlike other SPACs that can use excess cash to buy back shares to help get the merger approved, you need this cash to fund the business plan. So Mr. Byron, what is your plan for getting this deal approved in this tough environment?

Marc:

Well it is a tough environment. We're working very hard and our plan is to identify – work very hard to identify those types of investors that like this type of investment opportunity which are long-term growth investors who have done these types of investments before. And over the course of the coming months present our opportunity and our story to them, have them come into our stock today, become positive supporters and ultimately be able to build the base large enough so that we get the 70 percent threshold "yes" vote. And then – and we're confident that given the reception we've had in the marketplace that we will be able to do that.

Jerry:	With significant market challenges that are ahead of you, what is your most convincing argument do you think for supporting this merger and investing in the potential here?

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Polaris Acquisition Corp. | Hughes Telematics Interview

Marc:

If you are a long term growth value creating investor who's got time and patience on their side and believes that in fact the car will be one of the next great frontiers on the world globe of connectivity and that the consumer is demanding for the automobile to be much more user friendly in terms of all those types of connected devices and you believe that car manufacturers want to continue to leverage technology evolution to differentiate their product.

If you believe those things and you are a longer-term value type investor, this is the type of perfect investment for you for a whole host of reasons. Maybe the most initially important of which are – is the fact that there are two existing contracts thereby making your revenue visibility very strong, giving you comfort that there's tremendous downside protection with a whole host of call optionality going forward for all the other different information services and third party services that HUGHES is planning on selling to other entities.

Jerry:

When you mention revenue, I'd like to delve a little further into this issue of revenue. Please if you would outline the revenue sources and the projections for revenue for HUGHES Telematics as you see it Jeff.

Jeff:

Well one of the things which is very interesting about this particular business is we do have multiple streams of revenue. Clearly, a very critical element will be the revenue we generate from consumer services. As I mentioned earlier, we have a very broad range of services that the consumer can subscribe or transact for some or all of. So there's a lot of flexibility to the consumer and we reach a broad range of demographics with, again, that broad range of service offerings.

But we also have revenue opportunity from the commercial fleet or commercial vehicle owner. We have revenue opportunities from the car manufacturers themselves. There are a number of services we can provide back to them, data services in particular. There are services we're going to be offering to the dealer networks. And there's a number of other third party constituents associated with the vehicle, which will also be an opportunity for us to generate revenue.

So we believe we've developed a business platform, which is very stable and not totally dependent upon just one small segment of revenue generation.

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Polaris Acquisition Corp. | Hughes Telematics Interview

Jerry:	And how much revenue do you expect in 2009 and 2010, what kind of growth do you expect thereafter?

Jeff:

In 2009, we expect our revenues to be around $60 million. That's almost totally based upon the revenue being generated from Networkfleet. We do begin our initial Mercedes service offerings at the end of 2009, which will begin to then create additional revenues for us in calendar 2010.

The Chrysler service offering, while it begins service offering in 2009 (because we will offer the basic safety and security service for free for the first 12 months) it doesn't have a meaningful revenue contribution until the latter parts of 2010. However, in 2010, we will be adding significant Mercedes service offerings and we expect our revenue in 2010 to exceed $190 million.

Now beyond that the revenue starts to grow fairly appreciably because we'll be doing significant increase in our install rate in calendar year 2010, 11 and 12. You'll see the revenues follow commensurately and you'll see significant growth out into the mid- teens where we think we can achieve revenue levels of in excess of $2 billion per year.

Jerry:	And are there positive events that could result in the company outperforming these revenue estimates and how likely are those events?

Jeff:

Well that's clearly one of the exciting aspects of this business. There are significant upside opportunities, which we have not captured in our present business proposition we've put forth to the investors. In particular, we've only identified potential revenues from Chrysler and Mercedes from a factory installed OEM basis. We are in active dialogue with several other car companies. We do anticipate we'll be able to establish similar relationships with one or more car companies in the coming months and years.

Additionally, we've only been forecasting revenues from the United States. We are looking at extending this business case to other parts of the world beginning with Europe and then moving to other regions within Asia. But within the service offerings themselves there's significant upside opportunity, significant expansion capabilities as new wireless services are being developed by other third parties we can bring those to the automobile. And bring those types of capabilities to the consumer

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Polaris Acquisition Corp. | Hughes Telematics Interview

within the automobile, which we think will be very exciting opportunity for them again, improving our revenue opportunities.

We're also looking at a number of opportunities on the aftermarket. We’ll not necessarily be approaching the aftermarket through the Best Buy, Circuit City type of distribution channel, but we have some very unique, very large channels which we've already been able to develop which we think will give us significant aftermarket business capabilities. None of that has been captured in our business case to date.

In addition, there's a tremendous amount of data that we'll be able to collect and analyze coming from these cars. The simple example is traffic probe data. In fact, today we're already the largest provider of raw traffic probe information to the industry to allow traffic monitoring entities to have more robust, more accurate data provisioning to its customers.

So again, the upside is quite significant. I might add even areas such as location based advertising or just advertising in general is another significant upside opportunity for the company.

Marc:

I would button that up by saying, when we looked at this investment, to your earlier question about, why is this a good investment and my answer was, if you just take the base two contracts, look at the value we put on those and then you have a lot of call optionality on the rest of the opportunity. What Jeff just described is the rest of the opportunity. It's tremendous amounts of information services revenue. It's a tremendous amount of data related revenue. There are other third party constituents that have needs that we can provide and fulfill.

And so what you start to end up with is a multi – a multi-legged revenue stream that's diverse, that's very, very large. As Jeff said, it will be global eventually and so we think when you add up all of those component parts that makes for a great investment.

Jerry: Jeff:

Jeff, what is the target date for profitability here?

We anticipate we'll achieve EBITDA positive performance in mid- calendar year 2011. We do anticipate that we'll have – achieve a cash flow break-even point actually in mid-calendar year 2010.

Jerry:	Now when Mercedes transitions to the HUGHES Telematics platform how many of their existing Tele Aide customers do you

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expect to get and how soon will they start providing revenue to the company?

Jeff:

Well we will work very aggressively to transition the existing Mercedes customers to our platform. It will take us a few years to make it a transition but our goal is to transition 100 percent of those existing customers over to the HUGHES platform.

Jerry: Jeff:

Now is installation a revenue source for HUGHES?

Yes, we do sell the equipment that enables this functionality in the vehicle to the car manufacturer. So that will be treated as a source of revenue for the company.

Jerry: Jeff:

And what are your customer acquisition costs going forward?

When we do our marketing it's very targeted, very focused. We have – again, a unique situation where we know who the customer is. By definition to be one of our customers you have to have bought a Mercedes or a Chrysler or any one of our other future OEM partners – you have to have bought one of their vehicles to become a customer. So once you buy that vehicle we now know who you are. We have pertinent information about your name, address, your credit card information, etc., because you do become a free subscriber in the initial year of ownership of your vehicle.

So that gives us a very, very focused ability to target our marketing and our selling activities at that consumer. We also touch that consumer throughout the first year. We have a web portal access that allows them to get on to monitor and manage their vehicle, manage their vehicle diagnostics and maintenance. Through that access into our web portal, we'll be able to again further reach them at very, very cost effective techniques in order to bring them into a paying subscription status with our broad range of services.

Jerry:	Marc, you have a strong background in marketing, in customer acquisition, do these assumptions work for you?

Marc:

They do again, back to my earlier point. We stress tested every part of the model, including customer acquisition costs. We built a model that had goal posts of what those could be or should be based on our experience and then in addition, the empirical information that's available on the marketplace and we are comfortable with those estimates and those assumptions.

Jerry:	Jeff what is your projected ARPU?

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Jeff:

First of all, we looked at the industry benchmarks. Today Mercedes customers pay $240.00 per year on an annual pre-pay basis. OnStar customers today pay $199.00 per year on an annual pre-pay basis. So we use those as benchmarks in terms of how we look at the revenue opportunity.

However, we are doing extensive analysis and modeling to understand the price elasticity of this market. So as we analyze the various services we'll be able to combine with our basic safety and security offerings we will look at what the right revenue per subscriber might be in order to enhance the total revenue generation opportunity for the company.

Jerry:	Okay. And of course another question, what are your churn rate projections and how do you support those numbers?

Jeff:

Well as I stated earlier, we do provide for the basic safety and security one year’s worth of free service. And then we have a certain number of consumers, which will pay for that service in year two. If we then look at churn beyond year two we do anticipate roughly a 20 percent annual churn rate on those subscribers we moved to years two, three and beyond.

Jerry:	Marc, 20 percent per annum, again, with your marketing hat on, do these numbers make sense to you?

Marc:

They do. I actually think they're conservative. And I say that because 20 percent assumes industry averages for what we believe is a basic safety and security offering which means one year for free. They pay the second year and then there's a subsequent churn after that.

We believe that when you start bundling these utility services and other services that make the experience better for the consumer and they begin to utilize the HUGHES Telematics product offering in a number of ways on a daily basis that it will become a usable part of their daily driving experience and auto experience. And therefore it'll become much more of a "must have" versus a "wanna have", that's number one.

Number two, the other reason I think this is a conservative number, is because if you are paying your $200.00 or your $240.00 a year for your basic safety and security service and you never use it you're much more inclined probably to not reinvest into the next year because you don't think you might need it. As you start to use all

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these other services on a day-to-day basis you become much more attached to the viability of it and the utility of it.

So I think 20 percent is a very safe number. It certainly fits within the industry averages and if we do our marketing properly and we put our retention programs in place properly, hopefully, we'll be able to do better than 20 percent churn.

Jerry:

Okay, Marc in November of this year Polaris entered into an amended and restated merger agreement with HUGHES. The all- stock transaction is now valued at approximately $385 million. What prompted that shift in valuation?

Marc:

What we wanted to do, is we wanted to make a firm statement to the market that the Polaris team and the HUGHES team share a common long term vision of creating value. And so what we did is we shifted from 45 million upfront shares in the original transaction to reducing that to 15 million shares in the upfront transaction in addition to the capital we'll be investing into the company. And of – the difference between the 45 million original shares and the 15 million shares that are now being issued we took the difference, 30 million of those shares, and put them into a backend earn out so that it incents management, and us for that matter, to create long term value.

And the HUGHES team and Apollo investors receive that earn out when and only when the stock price hits certain points in the future appreciably higher than where the stock obviously is today and so we're all incented to created value to receive that earn out.

Jerry:	How did Polaris value HUGHES Telematics merger, what metrics indicate that this merger justifies a share price greater than the cash in trust?

Marc:

When we looked at the whole picture in total, we built the revenue model, we built the cost side, scrubbed that. And then we put a multiple of cash on that exit number and then we discounted that back according to a discounted cash flow model and that's how we came to our valuation, which we think is consistent with the deal that we structured.

Jerry:

Gentlemen before we conclude today I'd ask why I should vote "yes" for this transaction with a company that is still far from earning revenue and whose profitability is subject to significant variability when I can go buy a seasoned company, mature

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Polaris Acquisition Corp. | Hughes Telematics Interview

company out there today at an attractive valuation in the stock market today?

Jeff:

Well I think you need to appreciate that as we've been discussing this particular business has a very, very robust revenue base, multiple streams we can create revenue opportunities from, not dependent upon a single sector or single element of business. We are creating revenues today through our Networkfleet business. We'll be entering into revenue generation next year with our Mercedes business and shortly thereafter with our Chrysler business since we'll be starting installs, as I said, in the mid-2009 timeframe.

So we believe this is a very, very exciting opportunity for an investor to get in at a fairly early stage. Yes, it is pre-EBITDA positive but the potential, we think, is very exciting and has a very robust business case backing it up.

Marc:

I think when investors look to make investments they consider a couple factors. Number one, management which is usually their number one box to check and if you look at the Polaris team and you look at the HUGHES team, these are seasoned experts who are great business operators and understand how to build businesses to scale and create lots of value which we've respectively done over the course of our operating history.

Number two, if you look at the business sector that the opportunity is in. This is automotive telematics. The next, in our opinion, very large technology enabled services business, not only in North America, but across the world. There is no doubt that the sector of telecom and wireless information services is exploding, the car will naturally become a connected node on that network and HUGHES is sitting in a great place to take advantage and become a market share leader in the world in that platform.

The next reason this is a great investment is because we've structured it such that we've protected the downside by virtue of creating a entry level price here that reflects the Mercedes and the Chrysler contracts and then provides upside opportunity from here with all of the other exciting businesses and services and information services that could be overlaid against this platform. And when you add up all of those I then come to the point that I tried to make earlier which is this investment is not for everybody. It's for those firms that have a long-term vision, that understand very predictable recurring revenues. These are not revenues that we don't know are going to occur, we know that they are going to

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Polaris Acquisition Corp. | Hughes Telematics Interview

occur, the question is, how many consumers take the product after the first free year. And you can set up goal posts to determine what those are going to be.

So we certainly have very good visibility into revenue.

When you add up all of those components, we've got a clean white board ahead of us. We've got auto manufactures around the world that are demanding this service and this product. We've got consumers who are demanding it. We don't have a lot of competition either here in the United States or across the world. And when you add up all of those components that makes for a very, very compelling investment…downside protection, upside opportunity.

Jerry:

Thanks Marc Byron from Polaris and Jeff Leddy from HUGHES Telematics. If you'd like to contact either Marc or Jeff directly regarding this merger, please do so at the email addresses shown on the screen. I'm Jerry Stone, thank you for watching today.

[Music]

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